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                                                                       EXHIBIT 5

                                 April 24, 1998



Racing Champions Corporation
800 Roosevelt Road
Building C, Suite 320
Glen Ellyn, IL 60137


Gentlemen:                            Re:    Registration Statement on Form S-8

                  We have acted as counsel for Racing Champions Corporation, a Delaware corporation (the "Company"), in connection with the Company's offering to certain participants of up to 311,852 shares of its $.01 par value common stock (the "Common Stock") pursuant to the Racing Champions Corporation Stock Incentive Plan (the "Plan").

         In such capacity we have examined, among other documents, the Amended and Restated Certificate of Incorporation of the Company, and the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or shortly after the date of this letter covering the offering of Common Stock pursuant to the Plan. Based on the foregoing and such additional investigation as we have deemed necessary, it is our opinion that the shares of Common Stock to be offered under the Plan have been legally and validly authorized under the Amended and Restated Certificate of Incorporation of the Company and the laws of the State of Delaware. When issued in accordance with the description set forth in the Registration Statement and the Plan, the shares of Common Stock will be legally issued, fully-paid and nonassessable.

         We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement on Form S-8.

                                                  REINHART, BOERNER, VAN DEUREN,
                                                    NORRIS & RIESELBACH, s.c.

                                                  BY  /s/ James M. Bedore

                                                              James M. Bedore